Exhibit 10.7


                             John H. Harland Company

                        Supplemental Retirement Agreement


THIS AGREEMENT (the "Agreement"), dated as of January 1, 2002, between John H. Harland Company, a Georgia corporation (the "Company"), and Timothy C. Tuff (the "Employee").

WHEREAS, the Employee serves as Chairman and Chief Executive Officer of the Company, and is in a position to contribute materially to the continued growth, development and future business of the Company; and

WHEREAS, the Company desires to provide supplemental retirement and life insurance benefits to the Employee, in accordance with the employment letter dated January __, 2002;

NOW, THEREFORE, the Company and the Employee agree as follows:

A.       Supplemental Retirement Benefits.
         ---------------------------------

         (1) Normal Retirement Benefit: Upon retirement from the Company after attaining age 65, the Employee shall be eligible to receive from the Company an annual benefit of $186,288, payable in equal monthly installments of $15,524, for a period of 10 consecutive years.

         (2) Payment of the benefit described in Section A.(1) shall commence on the first day of the month following the later of the Employee's 65th birthday or his termination of employment with the Company.

         (3) Early Retirement: If the Employee's employment with the Company terminates (for reasons other than death) at any time before age 65, the benefit described in Section A.(1) will be payable to him beginning on the first day of the month following his 65th birthday.

         (4) Optional Form and Timing: Alternatively, the Employee may elect at least six months prior to termination of employment and in a calendar year prior to the date as of which benefits commence to

                  (a) receive a single lump sum payment of $1,400,000 on the first day of the month following the later of the Employee's 65th birthday or his termination of employment, or

                  (b) begin receiving reduced installment benefits (as compared to the normal benefit) or a reduced lump sum payment (as compared to Section A.(4)(a)) on the first day of any month following his termination of employment and prior to age 65 in the amount described in the schedule below based on his age at the time benefits commence.

                  Employee may change his election as to the form of benefit and the time benefits are scheduled to commence at any time before his termination of employment, but the form and timing of payment will be governed by the most recent such election made at least six months prior to his termination and benefits (other than the normal benefit described in Section A.(1) paid at the time described in Section A.(2)) may not be paid before the first day of January in the calendar year following the calendar year during which such election was made. Benefits that begin before Employee's 65th birthday will be reduced as follows based on the Employee's age on the benefit commencement date:


Birthday in Month
Preceding Benefit
 Commencement                Lump Sum                  Amount of Annual Benefit

            55               $  257,600                          $34,277
            56               $  360,640                          $47,988
            57               $  463,680                          $61,699
            58               $  566,720                          $75,410
            59               $  699,760                          $89,120
            60               $  772,800                         $102,831
            61               $  875,840                         $116,542
            62               $  978,880                         $130,253
            63               $1,176,000                         $156,482
            64               $1,288,000                         $171,385

                  If benefits commence as of the first day of any month other than the month immediately following the Employee's birthday, the amount of such benefits will be adjusted to reflect the number of calendar months that have elapsed since the Employee's last birthday.

         (5) Death Prior to Commencement of Benefit Payments: In the event the Employee dies prior to commencement of benefit payments, his designated beneficiary shall receive a lump sum payment as soon as practicable following the Employee's death equal to the lump sum payment that would have been made to the Employee if he had elected to receive a lump sum payment under Section A.(4) as of the first day of the month following his death.

         (6) Death following Commencement of Benefit Payments: In the event the Employee dies following commencement of monthly retirement benefit payments under this Agreement, his designated beneficiary shall receive a lump sum payment equal to the excess of (a) the lump sum amount that would have been payable to the Employee under Section A.(4) if he had elected to receive a lump sum payment in lieu of monthly installments at the time benefits commenced to him over (b) the sum of the payments made to Employee prior to his death.

         (7) The Employee's Beneficiary shall be the person designated by the Employee on a form acceptable to the Company. The Employee may at any time change such designation upon written notice to the Company in a form acceptable to the Company. Any change of Beneficiary will be effective only upon written acknowledgement by the Company, a copy of which shall be promptly returned to the Employee after execution by the Company.

         (9) This Agreement is intended to be an unfunded plan of deferred compensation maintained for the Employee. The obligation of the Company to make payments hereunder shall constitute a general unsecured obligation of the Company to the Employee. Such payments shall be from the general assets of the Company, and the Company shall not be required to establish or maintain any special or separate fund or otherwise segregate assets to assure that such payments shall be made. Neither the Employee nor his estate shall have any interest in any particular asset of the Company by reason of the Company's obligations hereunder. Nothing contained herein shall create or be construed as creating a trust or any other fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

         (10) No portion of the retirement benefit of the Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No portion of such retirement benefit in any manner shall be payable to any assignee, receiver or trustee; be liable for the Employee's debts, contracts or other liabilities; or be subject to any legal process.

B.       Supplemental Life Insurance Benefits.
         -------------------------------------

         (1) The Company agrees to maintain in force supplemental life insurance coverage for the Employee in the amount of $750,000 (the "Policy"). Until attaining age 66, the Employee's coverage amount shall be $750,000. Beginning with Employee's 66th birthday, such death benefit shall decrease by $75,000 each year until Employee attains the age of 75, at which time all coverage will terminate.

         (2) The Company shall have no obligation of any nature whatsoever to Employee or his beneficiaries if the circumstances of the Employee's death preclude payment of death proceeds under the Policy.

         (3) The Employee shall execute a beneficiary designation on the form approved by the Company and the Insurer and may change his beneficiary designation at any time by executing a new form. Such change will be effective only upon written acknowledgement by the Company, a copy of which shall be promptly returned to the Employee after execution by the Company.

         (4) The Company shall be responsible for paying the annual premiums on the Policy to the Insurer. The amount of annual premium attributable to the Employee shall be equal to the "current term rate" for the Employee's age multiplied by the Employee's endorsed death benefit. This amount should be added to the Employee's annual W-2. "Current term rate" shall be defined as the lesser of (i) the Insurer's current published rates available for all standard risks for initial issue one-year term insurance or (ii) the rates specified in Table 2001 in IRS Notice 2002-8. The Company will reimburse Employee (on a fully-grossed up basis) to offset the tax expense associated with such imputed income.

C.       General.
         --------

         (1) If any individual entitled to receive any payment under this Agreement shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Company, upon the receipt of satisfaction evidence (i) of his incapacity, (ii) that another person or institution is maintaining him, and (iii) that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution. Payment to such person or institution shall be in full satisfaction of all claims by or through the Employee to the extent of the amount thereof.

         (2) A benefit shall be deemed forfeited if the Company is unable after a reasonable period of time to locate the Employee or any party claiming under or through him to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of such person for the forfeited benefit.

         (3) This Agreement shall be administered by the Governance Committee of the Board of Directors of the Company any may be amended, modified or terminated only in writing executed by the Employee and a representative of the Governance Committee. The Governance Committee may appoint other persons to assist it in performing its duties and responsibilities hereunder.

         (4) Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Employee, or as a right of the Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge the Employee at any time, with or without cause.

         (5) Any notice under this Agreement shall in writing and shall be mailed by United States first class mail, postage prepaid, as follows:

                             To the Company:

                             John H. Harland Company
                             2939 Miller Road
                             Decatur, GA  30035
                             Attention:  Vice President, Human Resources

                             To the Employee:

                             Timothy C. Tuff
                             3406 Valley Circle
                             Atlanta, GA  30305

                  Either party may change the address to which notices shall be mailed upon written notice.

         (6) This Agreement shall be binding upon the Company and its successors and assigns, and upon the Employee, his beneficiaries, heirs, executors and administrators.

         (7) This Agreement shall be construed and governed in all respect under and by the laws of the State of Georgia. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

         (8) This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any prior representation or statements to the contrary. This Agreement shall supersede and cancel the Supplemental Retirement Agreement between the Company and the Employee dated as of January 14, 1999.

         (9) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Attest:                                John H. Harland Company

                                       By:-------------------------------
                                          G. Harold Northrop
                                          Chair, Governance Committee
                                          of the Board of Directors

Witness:                               Employee


                                       Timothy C. Tuff